                                                                     EXHIBIT 2.3


                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 29/th/ day of December, 2000, by and among U.S. Restaurant Properties, Inc., a Maryland corporation ("USRP"), QSV Properties, Inc. a Delaware corporation ("QSV"), Fred H. Margolin ("Margolin"), Darrel L. Rolph ("D.L. Rolph"), David K. Rolph ("D.K. Rolph") and Robert J. Stetson ("Stetson" and collectively with Margolin, D.L. Rolph and D.K. Rolph, the "Stockholders").

                                   RECITALS

     WHEREAS, the merger of QSV with and into USRP (the "Merger") was contemplated if certain conditions were satisfied as described in that certain Withdrawal Agreement dated as of October 15, 1997 by and among USRP, U.S. Restaurant Properties Master L.P., U.S. Restaurant Properties Operating L.P., and QSV (the "Withdrawal Agreement");

     WHEREAS, USRP is contemplating entering into an agreement with Lone Star U.S. Acquisitions, LLC, a Delaware limited liability company ("Lone Star"), pursuant to which USRP will sell $20 million of USRP common stock to Lone Star (the "REIT Stock Purchase Agreement");

     WHEREAS, the parties hereto desire to effect the Merger pursuant to this Agreement; and

     WHEREAS, on May 10, 2000 QSV borrowed $4,000,000 from Intrust Bank, N.A. of Wichita, Kansas (the "Loan") and pledged as security for such loan certain securities issued by USRP described on Schedule 3.8 hereto. Concurrent with the Closing (defined herein) (i) D.L. Rolph will lend to QSV (the "Rolph Loan"), under the terms of a promissory note in the form of Exhibit 2 hereto (the "QSV Note"), an amount equal to the then outstanding principal and accrued interest owing on the Loan, and QSV will pay the Loan in full, (ii) D.L. Rolph, D.K. Rolph and Margolin will each make a capital contribution to QSV in an amount equal to their Pro Rata Share (as defined in the Settlement Agreement referred to in Section 7.7 hereof) of the Loan, leaving a principal balance on the QSV Note of $959,102.28, (iii) the QSV Note will be renewed and extended through the issuance by USRP to D.L. Rolph of a promissory note in the principal amount of $959,102.28 and in the form of Exhibit 3 hereto (the "USRP Note") and (iv) Stetson will execute and deliver to USRP his promissory note (the "Stetson Note") in the principal amount of $959,102.28 and in the form of Exhibit 4 hereto, which note shall be secured by a first lien in favor of USRP encumbering 196,204.8 shares of USRP Common Stock issuable to Stetson under the terms of this Agreement (the "Group One Shares"), which shares will be held by USRP, a second lien in favor of USRP encumbering 399,000 shares of USRP Common Stock issuable to Stetson under the terms of this Agreement (the "Group Two Shares") that are subject to a judgment lien, and a first lien in favor of USRP encumbering 174,474.6 shares of USRP Common Stock issuable to Stetson under the terms of this Agreement (the "Group Three Shares"), which shares will be in the possession or control of Stetson. The Stetson Note represents his Pro Rata Share of the Loan, which he is obligated to assume or pay under the terms of the Settlement Agreement. The USRP Note will be secured by a second lien in favor of D.L. Rolph encumbering the Group One Shares, a third lien in favor of D.L. Rolph encumbering the Group Two Shares, and a second lien in favor of D.L. Rolph encumbering the Group Three Shares. The making of the Rolph Loan and the issuance of the QSV Note, the payment of the Loan, the issuance of the Stetson Note and the USRP Note, the pledge of Stetson's USRP Common Stock to USRP as security for the Stetson Note and to D.L. Rolph as security for the USRP Note, and the transactions contemplated by the foregoing are referred to herein as the "Intrust Transaction."

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS

     Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

     "Affiliate" shall mean with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

     "Agreement" shall mean this Agreement and Plan of Merger, including the recitals and all schedules and exhibits hereto, as this Agreement may be from time to time be amended, modified or supplemented.

     "Closing" shall have the meaning assigned to it in Section 2.4.

     "Closing Date" shall have the meaning assigned to it in Section 2.4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Effective Time" shall have the meaning assigned to it in Section 2.3.

     "Equitable Remedies" shall mean with respect to the enforceability of any obligation (i) as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditor's rights generally or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any court, government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal or arbitrator of competent jurisdiction, and any self-regulatory organization as defined in
Section 3(a)(26) of the Exchange Act.

     "Lien" shall mean any mortgage, pledge, security interest, option, right of first refusal, security agreement, lien or encumbrance, including, without limitation, any Tax liens, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien arising by statute or other law.

     "Merger" shall have the meaning assigned to it in the Recitals to this Agreement.

     "person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

     "QSV Common Stock" shall have the meaning assigned to it in Section 2.6(b).

     "REIT" shall mean a real estate investment trust, as such term is defined in Sections 856 through 860 of the Code.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Stockholders" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

     "Surviving Corporation" shall mean USRP in its capacity as the corporation surviving in the Merger.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "USRP Common Stock" shall mean the Common Stock of USRP, par value $0.001 per share.

     "Withdrawal Agreement" means the Withdrawal Agreement referred to in the first paragraph of the Recitals.

                                  ARTICLE II.

                                  THE MERGER

     2.1. The Merger.  As of the Effective Time, QSV shall be merged with and
          ----------
into USRP, the separate existence of QSV shall cease and USRP (a) shall continue as the Surviving Corporation under the corporate name it possesses immediately prior to the Effective Time; and (b) shall continue to be governed by the laws of the State of Maryland.

     2.2. Effect of the Merger.  The Merger shall have the effects set forth in
          --------------------
this Agreement and the applicable provisions of the Maryland General Corporation Law and the Delaware General Corporation Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of each of USRP and QSV (together, the "Constituent Corporations") shall be deemed to be transferred to and vested in the Surviving Corporation, and all debts, liabilities, duties and obligations of each of the Constituent Corporations shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     2.3. Consummation of the Merger.  On the Closing Date, the parties hereto
          --------------------------
shall file (a) with the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"), Articles of Merger, in such form and executed in accordance with the relevant provisions of Maryland law; and (b) with the Secretary of State of the State of Delaware, a Certificate of Merger, in such form and executed in accordance with the relevant provisions of Delaware law. The Merger shall become effective upon the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT (the "Effective Time").

     2.4. The Closing.  The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place as soon as practicable following the satisfaction of the conditions precedent set forth in Articles VII and VIII of this Agreement at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201 (or at such other location and on such date and at such time as the parties may mutually agree). As used herein, the actual date of Closing is herein sometimes referred to as the "Closing Date."

     2.5. Articles of Incorporation; Bylaws; Directors and Officers.  The
          ---------------------------------------------------------
Articles of Incorporation and Bylaws of USRP, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under Maryland law. The Directors of USRP holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify. The officers of USRP holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with USRP) of the Surviving Corporation immediately after the Effective Time and shall serve until their successors are duly elected and shall qualify.

     2.6. Conversion of Securities.  Subject to the terms and conditions of this
          ------------------------
Agreement, on the Closing Date, by virtue of the Merger and without any action on the part of USRP, QSV or the holders of any of the following securities:

          (a) Each share of USRP Common Stock outstanding on the Closing Date shall remain outstanding as USRP Common Stock and shall not be converted into any other security pursuant to the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the effectiveness of the Merger.

          (b) Each share of QSV common stock, par value $0.01 per share (the "QSV Common Stock"), owned by the Stockholders shall be automatically converted without any action on the part of such holders into the right to receive (i) 4,088 shares of USRP Common Stock, (ii) cash in an amount equal to $11.80 per share of USRP Common Stock that would otherwise be issued in the Merger or (iii) any combination of USRP Common Stock and cash with a total value equal to the value of 4,088 shares of USRP Common Stock based on a value of $11.80 per share (the "Merger Consideration"); provided, however, the cash portion of the Merger Consideration will not exceed the amount that USRP determines, in the opinion of counsel to USRP, is necessary to enable USRP to continue to qualify as a REIT; and provided further, however, that the number of shares of USRP Common Stock issuable to the Stockholders hereunder shall be reduced by the number of shares of USRP Common Stock distributed by QSV to any Stockholder prior to the Closing on a share-for-share basis.

          (c) Each right to receive Contingent Shares under the Withdrawal Agreement and OP Unit held by QSV (as set forth on Schedule 3.8) shall be
                                                   ------------
terminated.

          (d) Notwithstanding anything to the contrary contained in this Agreement, no Stockholder has the right to have his QSV Common Stock converted into USRP Common Stock and no Stockholder has the right to have USRP Common Stock issued to such Stockholder if such conversion or issuance (or the right to such conversion or issuance) would, in the opinion of counsel to USRP, cause USRP to own (directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code and accordingly cause USRP to receive or accrue rental income that fails to constitute "rents from real property" within the meaning of Sections 856(c)(2)(C) or 856(c)(3)(A) of the Code and (i) any attempt to effect such conversion or issuance in the case of the existence of such an opinion shall be null and void and shall have no effect for any purpose and (ii) that portion of any document or instrument indicating that such conversion or issuance may be made will have no force or effect.

     2.7. Obligations at Closing.  At the Closing:
          ----------------------

          (a)  QSV and the Stockholders shall deliver to USRP:

               (i)   the stock books, stock ledgers and minute books of QSV;

               (ii)  original-executed copies of a Certificate of Merger; and

               (iii) certificates representing all of the QSV Common Stock owned by the Stockholders, duly endorsed (or accompanied by appropriate stock powers duly endorsed) in blank by the registered holder thereof for transfer, together with such supporting documents, releases, endorsements, assignments, affidavits and other necessary instruments of sale and transfer as are necessary to permit USRP to cancel such shares in connection with the Merger.

          (b) USRP shall deliver to the Stockholders the Merger Consideration by delivering cash by wire transfer of immediately available funds to accounts designated by the Stockholders to USRP prior to closing or stock certificates representing shares of USRP Common Stock, as applicable.

          (c) USRP shall deliver to the Stockholders certified resolutions of the Board of Directors (or applicable committee) with respect to:

               (i) the satisfaction or waiver of the conditions precedent to the issuance of the Contingent Shares;

               (ii) the waiver by USRP of the effective date with respect to the Contingent Shares; and

               (iii)  the matters referred to in Section 6.14.

                                 ARTICLE III.

          REPRESENTATIONS AND WARRANTIES OF QSV AND THE STOCKHOLDERS

     QSV and the Stockholders jointly and severally represent and warrant to USRP as follows:

     3.1. Organization and Good Standing. QSV is a corporation, validly existing
          ------------------------------
and in good standing under the laws of the State of Delaware and, has all requisite corporate power and authority to carry on its business as now being conducted. QSV is not required to be qualified as a foreign corporation in any jurisdiction. QSV has delivered to USRP true and complete copies of its Certificate of Incorporation and Bylaws as in effect at the date of this Agreement. QSV is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

     3.2. Subsidiaries of QSV. Except for USRP Common Stock, options to purchase
          -------------------
USRP Common Stock, rights to receive Contingent Shares under the Withdrawal Agreement and OP Units as set forth on Schedule 3.8, QSV does not own, directly
                                       ------------
or indirectly, any shares of capital stock (or other ownership interests) of any corporation, partnership, joint venture, limited liability company or other legal entity.

     3.3. Capitalization. The authorized capital stock of QSV consists of 1,000
          --------------
shares of QSV Common Stock. As of the date hereof, 625 shares of QSV Common Stock are issued and outstanding. QSV has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with QSV Common Stock on any matter. All of the issued and outstanding shares of QSV Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate QSV to issue, transfer or sell any shares of QSV Common Stock.

     3.4. Authority. QSV has all requisite corporate power and authority to
          ---------
enter into this Agreement and any other Transaction Documents (hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which QSV is a party and the consummation by QSV of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of QSV. This Agreement and the Transaction Documents to which QSV is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of QSV enforceable against it in accordance with their respective terms, except as enforceability may be limited by Equitable Remedies. As used in this Agreement with respect to any party hereto, "Transaction Documents" means this Agreement and any other agreements referred to in Section 2.7 to which it or he is a party.

     3.5. No Conflict; Required Filings and Consents. The execution and delivery
          ------------------------------------------
of this Agreement and the other Transaction Documents to which QSV is a party do not, and the performance by QSV of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 3.5 (a) violate, conflict with or result in any breach of any provision of QSV's Certificate of Incorporation or Bylaws, (b) give rise to the creation of any lien upon any of the assets of QSV under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust to which QSV is a party or by which QSV or any of its assets are bound, or (c) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Authority binding upon QSV or by which or to which any of QSV's assets is bound or subject. No consent, approval, authorization or permit of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to QSV in connection with the execution and delivery of this Agreement and any other Transaction Documents by QSV or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law and the Maryland General Corporation Law, (ii) applicable requirements, if any, of the Code and state, local and foreign tax laws, (iii) filings and submissions referred to in Section 4.2(b), and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such registrations, declarations or filings, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent QSV from performing its obligations under this Agreement.

     3.6. Absence of Litigation. Except as set forth on Schedule 3.6, there is
          ---------------------                         ------------
no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the knowledge of the Stockholders, threatened against QSV or any of QSV's assets by or before any arbitrator or Governmental Authority, nor are there any investigations relating to QSV or any of its assets pending or, to the knowledge of the Stockholders, threatened by or before any arbitrator or Governmental Authority. Except as set forth on
Schedule 3.6, there is no judgment, decree, injunction, order, determination,
------------
award, finding or letter of deficiency of any Governmental Authority or arbitrator, or settlement agreement, outstanding against QSV or any of QSV's assets. There is no claim, action, suit, inquiry or judicial or administrative proceeding pending or, to the knowledge of the Stockholders, threatened against QSV relating to the transactions contemplated by this Agreement or the other Transaction Documents.

     3.7. Operation of QSV. Since October 15, 1997, except for the transactions,
          ----------------
agreements and arrangements contemplated by this Agreement, QSV has (i) engaged in no business or activities other than the ownership of shares of USRP Common Stock, options to purchase USRP Common Stock (the "Options"), rights to receive shares of USRP Common Stock pursuant to the Withdrawal Agreement and limited partnership interests in U.S. Restaurant Properties Operating L.P. (the "OP Units"), and (ii) incurred no material obligations or material liabilities and has no material assets other than such securities and rights and the liabilities and assets set forth on Schedule 3.7.
                        ------------

     3.8. Security Ownership by QSV. As of the date of this Agreement, QSV is
          -------------------------
the holder of record and owns beneficially (a) shares of USRP Common Stock, (b) Options, (c) OP Units and (d) the right to receive Contingent Shares pursuant to the Withdrawal Agreement, in each case as set forth on Schedule 3.8, free and
                                                          ------------
clear of all Liens except as are imposed under the Withdrawal Agreement and set forth on Schedule 3.8.
         ------------

     3.9. S Corporation. QSV (and any predecessor of QSV) became a validly
          -------------
electing S corporation within the meaning of Sections 1361 and 1362 of the Code during its ownership by the Stockholders and remained such until the election was terminated by reason of the Merger.

                                  ARTICLE IV.

         ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder further severally as to himself and not jointly represents and warrants to USRP as follows (such representations and warranties being deemed to be made on a continuous basis until the Closing):

     4.1. Ownership of Shares.
          -------------------

          (a) As of the date of this Agreement, such Stockholder is the holder of record and owns beneficially the number of shares of QSV Common Stock set forth opposite his name on Schedule 4.1(a) hereto, free and clear of all Liens,
                           ---------------
except as set forth on Schedule 4.1(a).  At the Closing, USRP will receive good
                       ---------------
and valid title to the shares of QSV Common Stock owned by such Stockholder, free and clear of all Liens; and

          (b) As of the date hereof, such Stockholder owns, directly or indirectly, no equity interest in USRP other than as disclosed on Schedule
                                                                  --------
4.1(a).
------

     4.2. Authority; No Violations; Consents and Approvals.
          ------------------------------------------------

          (a) Such Stockholder has full legal capacity to enter into this Agreement and all other agreements referred to in Section 2.7 to which the Stockholder is a party (collectively, the "Stockholder Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The Stockholder Transaction Documents to which such Stockholder is a party, upon execution and delivery by such Stockholder and, assuming the Stockholder Transaction Documents to which other persons are parties constitute the valid and binding obligations of such other persons, constitute valid and binding obligations of such Stockholder, enforceable in accordance with their terms, except as such enforceability may be limited by Equitable Remedies.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Authority is required by or with respect to such Stockholder in connection with the execution and delivery of the Transaction Documents by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby or thereby, except for: (i) the filing with the Securities and Exchange Commission (the "SEC") of such reports under Sections 13(a) and 16(a) of the Exchange Act and such other compliance with the Securities Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby or thereby; (ii) the submission to the New York Stock Exchange (the "NYSE") of a supplemental listing application regarding the shares of USRP Common Stock issuable in the Merger; (iii) any filings required under state securities laws; (iv) such filings and approvals as may be required by any applicable state takeover laws; (v) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (vi) the filing, if applicable, of a pre-merger notification and report by USRP under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of the applicable waiting period thereunder.

     4.3. Agreements with USRP, its Subsidiaries or Affiliates.  Schedule 4.3
          ----------------------------------------------------   ------------
hereto sets forth all agreements to which such Stockholder is a party relating to (a) the equity interest of such Stockholder in USRP or any of its subsidiaries or Affiliates, (b) any rights or obligations of such Stockholder as an officer, director or stockholder of USRP or any of its Affiliates or subsidiaries, (c) any right to compensation or other remuneration by USRP or any of its subsidiaries or Affiliates and (d) any other agreement with USRP or any subsidiary of USRP.

     4.4. Legend.  Such Stockholder acknowledges and agrees that the
          ------
certificates representing the USRP Common Stock he will receive in connection with the Merger will bear a restrictive legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND THEY MAY NOT BE OFFERED FOR SALE OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     Notwithstanding the foregoing, USRP acknowledges and agrees the Stockholders contemplate entering into a Stock Purchase Agreement with Lone Star (the "Stock Purchase Agreement") pursuant to which certain of the Stockholders will sell certain securities of USRP, including the USRP Common Stock issued pursuant hereto. USRP consents to the sale of any or all of the USRP Common Stock issued pursuant hereto to Lone Star solely in accordance with the terms and conditions of the Stock Purchase Agreement and waives any requirement that an opinion of counsel be delivered in connection with such sale.

     4.5. Consents.  To the knowledge of such Stockholder, the execution and
          --------
delivery of this Agreement and the other Transaction Documents to which QSV is a party do not, and the performance by QSV of the transactions contemplated hereby or thereby will not, subject to obtaining the approvals, consents, authorizations and permits and making the filings described in Section 3.5 or as described on Schedule 3.7, violate, conflict with or result in a violation or
             ------------
breach
of or constitute a default (with or without due notice or lapse of time or both) under or give any party the right to terminate or accelerate (whether as a result of a change of control of QSV or otherwise as a result of this Agreement) any obligation, or results in the loss of any benefit or give any person the right to require any security to be repurchased or give rise to the creation of any lien upon any of the assets of QSV under any of the terms, conditions or provisions of any material contract to which QSV is a party or by which its assets are bound.

                                  ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF USRP

     USRP represents and warrants to QSV and the Stockholders as follows:

     5.1. Organization and Standing; Corporate Power and Authority.  USRP is a
          --------------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite authority and power (corporate and other), licenses, authorizations, consents and approvals to carry on its business, to own, hold and operate its properties and assets, and to enter into this Agreement.

     5.2. Authorization and Validity of this Agreement.  The execution, delivery
          --------------------------------------------
and performance by USRP of this Agreement are within USRP's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board of Directors or stockholders of USRP any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority that has not been validly and lawfully obtained, do not and will not violate or contravene (i) any provision of law; (ii) any rule or regulation of any agency or government, domestic or foreign; (iii) any order, writ, judgment, injunction, decree, determination or award; or (iv) any provision of the Articles of Incorporation or Bylaws of USRP, do not and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or result in the termination of, or accelerate the performance required by (or give any party any right to terminate or accelerate upon notice or lapse of time or both), any indenture, license, franchise, loan or credit agreement, note, deed of trust, mortgage, security agreement or other agreement, lease or instrument, commitment or arrangement to which USRP is a party or by which USRP or any of its properties, assets or rights is bound or affected and do not and will not require the consent, approval or authorization of any other party to agreements, licenses, leases, sales orders, permits, franchises, rights and other obligations of USRP that will not have been obtained prior to the Closing.

     5.3. Binding Obligation.  This Agreement constitutes the legal, valid and
          ------------------
binding obligation of USRP and is enforceable against USRP in accordance with its terms, except as such enforcement is limited by Equitable Remedies.

                                  ARTICLE VI.


                                   COVENANTS

     6.1. Further Assurances.  Each of the Stockholders, shall, at any time and
          ------------------
from time to time after the Closing, upon request of USRP and at USRP's sole cost and expense, execute and deliver such instruments of conveyance and assignment and shall take such actions as are necessary to carry out the transactions contemplated by this Agreement.

     6.2. Corporate Action and Consents of USRP.  USRP will take all necessary
          -------------------------------------
corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals, including approvals of any regulatory authority, required to be obtained by USRP to enable it to carry out the transactions contemplated by this Agreement.

     6.3. Cooperation of QSV and the Stockholders.  QSV and the Stockholders
          ---------------------------------------
will cooperate with USRP in supplying such information as may be reasonably requested by USRP in connection with obtaining consents and approvals to the transactions contemplated by this Agreement.

     6.4. Stockholder Action.  On or prior to the Closing Date, each Stockholder
          ------------------
agrees that, with respect to the QSV indebtedness listed on Schedule 3.7, he
                                                            ------------
shall pay or personally assume his pro rata portion of such indebtedness based on his ownership of QSV Common Stock.

     6.5. Cooperation of USRP.  USRP will cooperate with QSV and the
          -------------------
Stockholders in supplying such information as may be reasonably requested by QSV or the Stockholders in connection with obtaining consents and approvals to the transactions contemplated by this Agreement.

     6.6. Termination of Management Agreement.  QSV and the Stockholders shall
          -----------------------------------
take all actions necessary to terminate that certain Management Agreement by and among QSV, Margolin and Stetson.

     6.7. Assistance. If USRP requests, QSV shall cooperate in all reasonable
          ----------
respects in connection with any filings that may be made by USRP or its Affiliates (other than QSV) with the SEC, all at the sole expense of USRP.

     6.8. Notification of Certain Matters. Each of the parties shall give the
          -------------------------------
other parties prompt written notice of (a) the occurrence, or failure to occur, of any event of which he has knowledge that has caused or that would be likely to cause any representation or warranty of any party contained in this Agreement or the other Transaction Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (b) the failure of any party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     6.9. Transfer of QSV Common Stock. None of the Stockholders shall, other
          ----------------------------
than as a result of the death of such Stockholder, (a) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, assignment, encumbrance or other disposition), whether directly or indirectly (including by operation of law), or consent to any transfer of, any or all of the shares of QSV Common Stock or any interest therein, except pursuant to the Merger, (b) grant any proxies with respect to the shares of QSV Common Stock, deposit the shares of QSV Common Stock into a voting trust or enter into a voting agreement or similar arrangement with respect to the shares of QSV Common Stock, or (c) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such shares of QSV Common Stock or any interest therein or take any other action with respect thereto in a manner that would prevent the Stockholder from performing its obligations under this Agreement or any other Transaction Documents to which such Stockholder is a party. The Stockholders and QSV agree that any transfer of the shares of QSV Common Stock made other than in compliance with this Agreement shall be null and void, that any such transfer shall convey no interest in any of the shares of QSV Common Stock purported to be transferred, and that the transferee shall not be deemed to be a stockholder of QSV nor entitled to receive a new share certificate or any rights, dividends or other distributions on or with respect to such shares of QSV Common Stock.

     6.10. Stop Transfer. Each Stockholder hereby agrees that such Stockholder
           -------------
shall not request that QSV register the transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of its shares of QSV Common Stock, unless such transfer is made in compliance with this Agreement. QSV agrees not to register the transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of the shares of QSV Common Stock, unless such transfer is made in compliance with this Agreement.

     6.11. Additional Agreements.  If, after the Closing Date, USRP seeks
           ---------------------
indemnification or recovery from one or more other parties to a contract or agreement or otherwise seeks to enforce such contract or agreement and, in order to obtain such indemnification, recovery or enforcement, it is necessary for a Stockholder to participate in any enforcement proceeding or otherwise provide assistance to USRP, then, at the request, upon reasonable prior notice, during normal business hours and without unreasonable interruption of such person's business activities, and at the sole expense of USRP, each Stockholder shall take such action as USRP may reasonably request in connection with USRP's efforts to obtain such indemnification, recovery or enforcement.

     6.12. Covenants Relating to the Business of QSV.  Except as contemplated
           -----------------------------------------
by or otherwise permitted under this Agreement or to the extent that USRP shall otherwise consent in writing, from the date of this Agreement until the Closing, the Stockholders, severally and not jointly, covenant and agree with USRP that no Stockholder shall cause QSV to:

           (a) conduct its business in any manner except in the ordinary course consistent with past practice of QSV;

           (b) amend, terminate, or fail to use all commercially reasonable efforts to renew any agreement or contract (provided that QSV shall not be required to renew any agreement or contract on terms that are less favorable to
QSV), or default in any material respect (or take or omit to take any action that, with or without the giving of notice or the passage of time, would constitute a material default) under any agreement or contract or enter into any agreement or contracts under which any party thereto becomes obligated to provide goods or services having a value of, or to make payments aggregating, $5,000 or more per year;

          (c) other than pursuant to this Agreement, merge or consolidate with or into any other legal entity, dissolve, or liquidate;

          (d) establish, adopt or enter into any (i) "employee benefit plan," as such term is defined in section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (ii) personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or other employee benefit plan, agreement, arrangement, program, practice or understanding or
(iii) collective bargaining agreement;

          (e) enter into any employment or severance agreement with, any director, officer, or employee of QSV, either individually or as part of a class of similarly situated persons;

          (f) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any assets of QSV, except the declaration and payment of a dividend of 581,582 shares of USRP Common Stock and the declaration and payment of a dividend of the Options;

          (g) mortgage, pledge, or subject to any material Lien, any assets of QSV, except as set forth on Schedule 3.7;
                            ------------

          (h) fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable other than on a basis, and within the time, consistent with past practice;

          (i) split, combine, divide, distribute, or reclassify any shares of its capital stock, declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock (other than any dividends or distributions paid in cash and as described in Schedule 3.8), or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities;

          (j) issue, sell, pledge, dispose of, encumber, or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates and as described in Schedule 3.8);

          (k)  change or amend its charter documents or bylaws;

          (l) incur or assume any long-term debt (including obligations in respect of capital leases and for interest), assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances, or capital contributions to, or investments in, any person;

            (m) make any settlement of or compromise any tax liability, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting;

            (n) engage in any transactions with any of its Affiliates other than the Settlement Agreement (as hereinafter defined) and transactions approved by USRP in writing; or

            (o) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

     6.13.  No Solicitation. QSV shall not, directly or indirectly, through any
            ---------------
officer, director, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any inquiry, proposal or offer from any Person relating to, or any other efforts or attempts that constitute or may reasonably be expected to lead to, any acquisition, purchase or financing of all or any material portion of the assets of QSV, USRP or any of their respective Subsidiaries or Affiliates or any equity interest in QSV, USRP or any of their respective Subsidiaries or Affiliates or any tender or exchange offer, merger, consolidation, share exchange, business combination, or other similar transaction with QSV, USRP or any of their respective Subsidiaries or Affiliates (other than the Merger) or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. USRP understands, acknowledges and agrees that the Stockholders are officers, directors, or both of USRP and as such have fiduciary obligations to USRP, and its stockholders, and nothing to the contrary contained herein withstanding, no action taken or which any such Stockholder fails to take in his capacity as an officer or director of USRP shall be a breach of this Section
6.13 or any other provision of this Agreement.

     6.14.  Actions Prior to Closing.  The resolutions described in Exhibit 1
            ------------------------                                ---------
shall be adopted as described therein.

     6.15.  Additional Covenants of USRP. USRP covenants to each Stockholder as
            ----------------------------
follows:

            (a) Notification of Certain Matters.  USRP shall give prompt written
                -------------------------------
notice to each Stockholder of (i) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused or that would be likely to cause any representation or warranty of USRP contained in this Agreement or the other Transaction Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) the occurrence, or failure to occur, of any event of which it had Knowledge that has caused or that would be likely to cause any representation or warranty of USRP contained in the REIT Stock Purchase Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the closing date of the REIT Stock Purchase Agreement or (iii) the failure of USRP, or, to the extent of its Knowledge, the failure of Lone Star, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the REIT Stock Purchase

Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

          (b)  No Amendment of REIT Stock Purchase Agreement.  USRP agrees it
               ---------------------------------------------
shall not amend, waive, terminate (except in the event of a material breach of the REIT Stock Purchase Agreement by Lone Star) or breach any provision of the REIT Stock Purchase Agreement unless such amendment, waiver, termination or breach would not adversely affect the ability of Lone Star or USRP to perform on a timely basis any material obligation under this Agreement, the REIT Stock Purchase Agreement or any of the other Transaction Documents to which USRP is a party or to consummate the transactions contemplated hereby or thereby.

          (c)  Stockholders Meeting.  As promptly as practicable, but not later
               --------------------
than 45 days following the execution of this Agreement, USRP shall determine whether approval of the transactions contemplated by this Agreement, the Stock Purchase Agreement or the REIT Stock Purchase Agreement require approval of the USRP stockholders. If such stockholder approval is required, USRP shall immediately give the Stockholders notice thereof and shall call a meeting of its stockholders, to be held as promptly as practicable after the date hereof, but no sooner than 20 business days following the date the Proxy Statement (defined below) is mailed to the USRP stockholders, to obtain such approval. USRP shall prepare and file with the SEC a proxy statement (the "Proxy Statement") with respect to such meeting and shall use all reasonable efforts to have the Proxy Statement approved by the staff of the SEC as promptly as practicable after such filing. USRP will use its reasonable efforts to cause the Proxy Statement to be mailed to USRP's stockholders as promptly as practicable after the Proxy Statement is approved by the staff of the SEC, and to call and hold a meeting of USRP's stockholders to vote, to the extent required, on proposals (i) to adopt and approve this Agreement and the transactions contemplated hereby and/or (ii) to adopt and approve the REIT Stock Purchase Agreement and the transactions contemplated thereby.

          (d)  Execution of Releases.  At the closing of the REIT Stock Purchase
               ---------------------
Agreement, USRP shall execute and deliver a "Release" (as defined in the Stock Purchase Agreement) to each of Margolin and the Rolphs and shall pay Margolin the severance required under his Release at the time required by his Release.

          (e)  Registration Rights. In the event the closing under the Stock
               -------------------
Purchase Agreement has not occurred within 150 days after the date hereof, USRP agrees to register under the Securities Act the USRP Common Stock issued to D.L. Rolph, D.K. Rolph and Margolin pursuant to Section 2.6 hereof, and any USRP Common Stock issuable upon exercise of the Options, pursuant to an agreement providing such mutual indemnification provisions as are customary in similar situations. Except for underwriters' discounts and commissions, if any, USRP shall bear all reasonable costs and expenses associated with such registration.

                                 ARTICLE VII.

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USRP

     The obligations of USRP under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

     7.1. Representations and Warranties. The representations and warranties of
          ------------------------------
the Stockholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date; except to the extent that the failure of any such representations or warranties to be true and correct, individually or in the aggregate, would not have a material adverse effect on USRP and its subsidiaries taken as a whole.

     7.2. Governmental Approvals. All consents, permits and other approvals of
          ----------------------
any Governmental Authority which are necessary to consummate the transaction contemplated hereby shall have been received.

     7.3. Corporate Authorization. All corporate, stockholder and other actions
          -----------------------
necessary to authorize and effectuate the consummation of the transactions contemplated hereby by QSV shall have been duly taken prior to the Closing Date.

     7.4. Performance of Covenants. Each of the Stockholders shall have
          ------------------------
performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing Date.

     7.5. Absence of Injunction. As of the Closing Date, there shall not be any
          ---------------------
injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     7.6. NYSE Listing.  The shares of USRP Common Stock to be issued to the
          ------------
Stockholders by USRP pursuant to the terms hereof shall be qualified for listing on the NYSE, subject to notice of issuance.

     7.7. Settlement of Litigation.  The litigation described on Schedule 3.6
          ------------------------                               ------------
shall have been settled in accordance with the terms of that certain Settlement Agreement dated December 29, 2000 by and among QSV, and each of the Stockholders (the "Settlement Agreement") and USRP shall have received evidence of the filing of Agreed Motions for Dismissal with Prejudice with the 298/th/ Judicial District Court, Dallas County, Texas and the U.S. District Court for the District of Kansas (together, the "Dismissal Motions").

     7.8. Lien Releases.  The Stockholders shall have delivered to USRP evidence
          -------------
of the release and termination of any Lien listed on Schedule 3.7.
                                                     ------------

     7.9. Intrust Transaction.  All of the transactions contemplated by the
          -------------------
Intrust Transaction shall have occurred.

                                 ARTICLE VIII.

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE STOCKHOLDERS

     The obligations of QSV and the Stockholders under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

     8.1. Representations and Warranties. All representations and warranties of
          ------------------------------
USRP contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     8.2. Corporate Authorization. All corporate and other actions necessary to
          -----------------------
authorize and effectuate the consummation of the transactions contemplated hereby by USRP shall have been duly taken prior to the Closing Date.

     8.3. Governmental Approvals. All consents, permits and other approvals of
          ----------------------
any Governmental Authority which are necessary to consummate the transaction contemplated hereby shall have been received.

     8.4. Absence of Injunction. As of the Closing Date, there shall not be any
          ---------------------
injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

     8.5. Performance of Covenants.  USRP shall have performed in all material
          ------------------------
respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing Date.

     8.6. NYSE Listing.  The shares of USRP Common Stock to be issued to the
          ------------
Stockholders by USRP pursuant to the terms hereof shall be qualified for listing on the NYSE, subject to notice of issuance.

     8.7. Settlement of Litigation.  The litigation described on Schedule 3.6
          ------------------------                               ------------
shall have been settled in accordance with the terms of the Settlement Agreement and USRP shall have received evidence of the filing of the Dismissal Motions.

     8.8. USRP Board Action.  The Stockholders shall have received certified
          -----------------
copies of the resolutions required to be adopted by USRP pursuant to Section
6.14 hereof.

     8.9. Intrust Transaction.  All of the transactions contemplated by the
          -------------------
Intrust Transaction shall have occurred.

                                  ARTICLE IX.

                                INDEMNIFICATION

     9.1. Indemnification for Breaches.  Each of the parties hereto (hereafter,
          ----------------------------
the "Indemnifying Party") will severally indemnify and hold harmless the other party and its respective representatives, successors and assigns, and any officer, director, agent or employee of any such person or entity (hereafter, collectively the "Indemnified Parties"), from and against any damages, loss, cost, expense, obligation, claim or liability, including reasonable attorneys' fees and reasonable third-party expenses of investigating, defending or prosecuting litigation (collectively, the "Damages") suffered by the Indemnified Parties, arising from or by reason of the breach by or any inaccuracy of any warranty, representation or covenant made by the Indemnifying Party. Indemnification pursuant to this Section 9.1 shall be the sole and exclusive remedy for any breach of this Agreement by any parties hereto.

     9.2. Nature and Survival of Representations, Warranties and Indemnities.
          ------------------------------------------------------------------
Unless otherwise provided in this Agreement, all representations, warranties, covenants and agreements made by the parties hereto in this Agreement or in the documents and instruments delivered pursuant hereto or in connection herewith shall survive the Closing, the delivery of any instrument of conveyance, and the Merger and shall remain effective and enforceable for a period of one year from the Closing Date. Any claim for indemnification asserted in writing before the expiration of the survival period, including any rights to contribution pursuant to Section 9.5, shall survive until resolved or determined by arbitration or barred by the applicable statute of limitations.

     9.3. Assumption of Defense.  If any action or claim shall be brought or
          ---------------------
asserted against an Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing (but the omission to notify the Indemnifying Party shall not release such person from any liability which it may have to the Indemnified Party, except to the extent that such failure materially prejudices the rights of the Indemnifying Party) and the Indemnifying Party shall assume the defense thereof and the payment of all reasonable third party expenses arising therefrom. The legal counsel selected by the Indemnifying Party shall be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (a) the employment thereof has been specifically authorized in writing by the Indemnifying Party; (b) the Indemnifying Party has failed to assume the defense and employ counsel; or (c) the named parties to such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have been advised in good faith by its counsel that the representation of the Indemnifying Party and the Indemnified Party by the same counsel may be inappropriate due to actual or potential differing interests between them, in which case the fees of counsel for the Indemnified Party shall be paid by the Indemnifying Party. In such events, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party. The Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expense of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated by the Indemnified Party in writing. The

Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent, but if any such action is settled with the Indemnifying Party's written consent, or if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

     9.4. Cooperation.  In any event involving a claim of any third party, the
          -----------
Indemnified Party and the Indemnifying Party shall cooperate fully with each other in the defense of any such claim under this Article IX. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentation or other evidence as is then in its possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim.

     9.5. Contribution.  After the Closing of the Merger, no Stockholder shall
          ------------
be entitled to seek contribution from QSV in respect of any liability resulting from the breach of any representation, warranty or covenant made by QSV or the Stockholder in this Agreement. Each Stockholder shall contribute to the amount paid or payable pursuant to this Article IX by the Stockholders as a result of any claim, damage, loss, liability or expense for which the Stockholders are jointly liable in such proportion as is appropriate to reflect (i) the relative benefits received by each Stockholder, (ii) the relative fault of each Stockholder, (iii) the relative ability of each Stockholder to have prevented the breach and (iv) any relevant equitable considerations. The relative fault of each Stockholder shall be determined by reference to, among other things, the Stockholders' relative intent, actual knowledge, access to information and opportunity to correct or prevent the alleged act or omission giving rise to such loss, claim, damage, liability or expense. The Stockholders agree that it would not be just and equitable if contribution were determined without reference to the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expense (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses incurred by such indemnified party in connection with investigating or defending any such claim.

                                  ARTICLE X.

                                 MISCELLANEOUS

     10.1.  Expenses.  Each of the parties hereto shall pay the fees and
            --------
expenses of its own counsel, accountants or other experts, and all expenses incurred by such party incident to the negotiation, preparation, execution, consummation and performance of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, upon the closing under the REIT Stock Purchase Agreement, USRP shall pay cash in an amount equal to $60,000 to Christopher Weil & Company, Inc. as a result of the consummation of the transactions contemplated thereby.

     10.2.  Arbitration.  Any controversy or claim arising out of or relating to
            -----------
this Agreement, the Transaction Documents, and the transactions contemplated herein or therein, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted under the Emergency Interim Relief Procedures of the AAA Commercial Arbitration

Rules. The arbitration tribunal shall be composed of a single arbitrator, to be appointed pursuant to AAA rules and Emergency Interim Relief Procedures. The Optional Rules for Large, Complex Commercial Disputes shall not apply. Pursuant to Rule E-8, the arbitration hearing shall be conducted in Dallas, Texas, within 30 days after confirmation of the arbitrator's appointment. The arbitrator shall not have the authority to award punitive damages.

     10.3.  Notices.  Any notice necessary under this Agreement shall be in
            -------
writing and shall be considered delivered three (3) days after the mailing is sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

          If to USRP:         U.S. Restaurant Properties, Inc.
                              12240 Inwood Road, Suite 200
                              Dallas, Texas 75244
                              Attention:  Chief Executive Officer
                              Facsimile:  (972) 233-6453

          If to the Stockholders: At the addresses set forth below their signature on the signature pages hereto.

     10.4. Waiver.  No amendment or waiver of any provision of this Agreement,
           ------
nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by an officer of each party hereto, and then such waiver or consent shall be effective only in a specific instance and for the specific purpose for which given. No failure on the part of a party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

     10.5. Prior Agreements Superseded.  This Agreement and the documents
           ---------------------------
executed in connection herewith at the Closing constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior written or oral agreements and understandings with respect to the matters covered hereby, including the Withdrawal Agreement.

     10.6. Binding Effect.  This Agreement shall be binding upon and inure to
           --------------
the benefit of the parties hereto and their respective successors and assigns.

     10.7. Governing Law.  THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF
           -------------
THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

     10.8. Headings; Interpretation.  The headings used in this Agreement have
           ------------------------
been inserted for convenience only and do not constitute matters to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number shall also include the plural or singular number, respectively; and (b) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words shall refer to this entire Agreement.

     10.9.  Attorneys' Fees.  The prevailing party in any legal or arbitration
            ---------------
proceedings brought by or against the other party to enforce any provision of this Agreement, as determined by the arbiter of such dispute, shall be entitled to recover against the non-prevailing party the reasonable attorneys' fees, court or arbitration costs and other expenses incurred by the prevailing party.

     10.10. Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11. Severability and Reformation.  If any provision of this Agreement
            ----------------------------
is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 10.11.

     10.12. Third Parties.  Except for the rights of indemnified parties under
            -------------
Section 9.1 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than QSV, USRP and the Stockholders (or their successors, heirs, representatives and permitted assigns) any rights or remedies under or by reason of this Agreement.

     10.13. Announcements.  The parties hereto agree that all public
            -------------
announcements relating to the Merger will be made only as mutually agreed upon; provided, however, that either party may make any public announcements as may be required by law without the approval of the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              U.S. RESTAURANT PROPERTIES, INC.


                                      /s/ Barbara A. Erhart
                              --------------------------------------------------
                              By:     Barbara A. Erhart, Chief Financial Officer

                              QSV PROPERTIES, INC.


                                      /s/ Fred H. Margolin
                              --------------------------------------------------
                              By:     Fred H. Margolin
                              Title:  General Manager

                              STOCKHOLDERS:


                                      /s/ Fred H. Margolin
                              --------------------------------------------------
                              Fred H. Margolin

                              Address:  10515 Lennox Lane
                                        Dallas, Texas 75229

                                      /s/ Darrel L. Rolph
                              --------------------------------------------------
                              Darrel L. Rolph

                              Address:  1877 North Rock Road
                                        Wichita, Kansas 67206


                                      /s/ David K. Rolph
                              --------------------------------------------------
                              David K. Rolph

                              Address:  1877 North Rock Road
                                        Wichita, Kansas 67206


                                      /s/ Robert J. Stetson
                              --------------------------------------------------
                              Robert J. Stetson

                              Address:  6800 Del Norte, Unit 238
                                        Dallas, Texas 75205

     The undersigned spouse has joined in this Agreement for the sole purpose of subjecting to the provisions of this Agreement any community property interest in the QSV Common Stock that such spouse may own.


                                   /s/ Ann Margolin
                                -----------------------------------
                                Ann Margolin

                                 SCHEDULE 3.6
                                 ------------

                                  Litigation


Robert J. Stetson v. Fred H. Margolin, Darrel Rolph, David Rolph, and QSV Properties, Inc., Cause No. DV99-8188M, 298/th/ Judicial District Court, Dallas, County, Texas, and Darrel Rolph and David Rolph v. Robert J. Stetson, Fred H. Margolin, and QSV Properties, Inc., Civ. Act. No 99-1063-MLB, U. S. District Court for the District of Kansas.

                                 SCHEDULE 3.7
                                 ------------

                            Assets and Liabilities


          Assets                           Liabilities
          ------                           -----------

USRP Securities described in
Schedule 3.8
                                   Legal fees and expenses described in the Settlement Agreement, and legal fees and expenses incurred in connection with the transaction contemplated by this Agreement.

                                   Accounting fees.

                                   Principal and interest owed under promissory note payable to Darrel L. Rolph dated December 29, 2000, the proceeds of which were used to pay a note payable of QSV to Intrust Bank, N.A. dated May 10, 2000 in the original principal amount of $4,000,000.

                                   Loans from Stockholders to QSV in the
                                   aggregate principal amount of $637,000, which loans shall be contributed to the capital of QSV at the Closing.

                                 SCHEDULE 3.8
                                 ------------

                         USRP Securities Owned by QSV


581,582 shares of USRP Common Stock (1)(2)

Options to purchase 85,077 shares of USRP Common Stock (1)(2)

1,148,418 OP Units (1)

Right to receive 825,000 Contingent Shares pursuant to the Withdrawal Agreement


_____________________________________
(1)  Securities pledged to secure the Loan
(2) Securities distributed to the Stockholders as of December 29, 2000 prior to the Closing

                                SCHEDULE 4.1(a)
                                ---------------

                         Ownership of USRP Securities

Ownership of QSV Common Stock

     Stockholder                              Number of Shares
     -----------                              ----------------
     Margolin                                 187.5 shares
     Stetson                                  187.5 shares
     D.L. Rolph                               125.0 shares
     D.K. Rolph                               125.0 shares
                                              -----
     Total                                    625.0 shares
                                              =====

Ownership of USRP Securities by Stockholders

Individual Stock Ownership of Margolin and his affiliates:
     Common Shares of USRP Stock:
          Ann E.  Fred H. Margolin, Jt. Tn.                                                 27,932
          Ann E. Margolin IRA                                                                2,190
          Ann E. Margolin, Custodian for Jane M. Margolin UTXUTMA                            2,823
          Ann E. Margolin, Custodian for Richard Margolin                                    4,110
          Ann E. Margolin Trustee of Fred H. Margolin Legacy Trust                         1,833.5
          Fred H. Margolin IRA                                                               4,324
          Fred H. Margolin Trustee of Ann E. Margolin Legacy Trust                         1,833.5
          The Ann E. and Fred H. Margolin Foundation                                         8,800
     Preferred Shares of USRP Stock:
          Ann E. Margolin IRA                                                                1,200
          Ann E. Margolin, Custodian for Richard Margolin UTXUTMA                            5,000
          Fred H. Margolin IRA                                                               4,000
          The Ann E. and Fred H. Margolin Foundation                                         5,000

Stetson:
          Direct                                                                     80,000 shares
          Indirect                                                                    6,000 shares

Darrel L. Rolph, Trustee of the Darrel L.
Rolph Living Trust U/A/D 4/21/97                                                     16,000 shares

Diane C. Rolph & Darrel L. Rolph, Trustees
of the Diane C. Rolph Living Trust U/A/D 4/21/97                                     51,000 shares

Diane C. Rolph, Trustee of the Dawn Sarah Rolph
Trust DTD 12/21/77                                                                    4,000 shares

Diane C. Rolph, Trustee of the Daniel Cody Rolph
Trust DTD 12/21/77                                                                    3,000 shares
                                                                                      ------------
                                                                                     74,000 shares
Darrel L. Rolph, Trustee of the Darlene R. Knorr
Charitable Trust U/A/D 12/23/97                                                       8,000 shares

David K. Rolph                                                                        4,500 shares

                                 SCHEDULE 4.3
                                 ------------

a.   Voting Agreement between Stetson and Margolin dated May 25, 1994.

b.   Indemnification rights under (i) charter and bylaws of USRP and QSV and
     (ii) Indemnification Agreements between USRP and each of the Stockholders dated October 15, 1997.

c.   Employment Agreement between QSV and Margolin

d. Noncompetition and Release Agreements between USRP and each of Margolin, D.L. Rolph and D.K. Rolph to be entered into at the closing under the Stock Purchase Agreement.

e.   This Merger Agreement

f.   Noncompetition and Release Agreement between USRP and Stetson

g.   Settlement Agreement

h.   Ownership of USRP Securities as set forth on Schedule 4.1(a).

i. Agreements between USRP and each of the Stockholders relating to the Options.

                                   EXHIBIT 1
                                   ---------


                          Resolutions adopted by USRP


     Prior to the Closing Date, the Board of Directors of USRP, or a committee of the Board of Directors of USRP that is composed solely of two or more "non-employee directors" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall adopt preambles and resolutions that are substantially as follows:

     WHEREAS, the Corporation, QSV Properties, Inc., a Delaware corporation ("QSV"), Fred H. Margolin ("Margolin"), Darrel L. Rolph ("D.L. Rolph"), David K. Rolph ("D.K. Rolph") and Robert J. Stetson ("Stetson" and collectively with Margolin, D.L. Rolph and D.K. Rolph the "Stockholders") have previously entered into that certain Agreement and Plan of Merger dated as of December 29, 2000 (the "Merger Agreement");

     WHEREAS, pursuant to the terms of the Merger Agreement, QSV shall be merged with and into the Corporation (the "Merger"), and the Stockholders shall exchange their shares of QSV common stock in whole or part for common stock of the Corporation, par value $.001 per share ("Common Stock");

     WHEREAS, each of the Stockholders is currently serving as a director of the Corporation; and

     WHEREAS, it is desirable and in the best interests of the Corporation to specifically approve the acquisition of Common Stock by each of the Stockholders so that such acquisition is exempt for purposes of Rule 16b-3 promulgated under the Exchange Act.

     NOW THEREFORE, BE IT RESOLVED, that subject to the occurrence of the Merger, the acquisition by each Stockholder of that number of shares of Common Stock set forth opposite such Stockholder's name set forth below pursuant to the terms and conditions of the Merger Agreement is hereby approved and authorized in all respects for purposes of exempting such acquisition of Common Stock by such Stockholder under Rule 16b-3 under the Exchange Act:

                                                                  Number of Shares of
               Name of Director                             USRP Common Stock to be Acquired
               ----------------                             --------------------------------
                  Margolin                                              592,025
                  D.L. Rolph                                            394,683
                  D.K. Rolph                                            394,683
                  Stetson                                               592,025

     RESOLVED FURTHER, that all actions heretofore taken by the officers of the Corporation, for and on behalf of the Corporation, in connection with the matters described in these resolutions are hereby ratified, confirmed and approved in all respects as the actions of the Corporation.

     RESOLVED FURTHER, that each of the proper officers of the Corporation is hereby severally authorized and empowered, for and on behalf of the Corporation, to execute and file all such instruments and documents, to enter into all agreements and to do or cause to be done all acts and things that may be necessary or appropriate to carry out the purposes of the foregoing resolutions.